Variable Indexed	In this rider “we,” “our” and “us” mean 2[Equitable Financial Life Insurance Company]. “You” and “your” mean the owner of the policy.
Options Rider

Effective Date of this Rider. This rider is effective on the Register Date of your policy. The provisions of this rider will apply in lieu of any policy provisions to the contrary.

This Rider’s Benefit. This rider allows you to allocate your net premiums or transfer amounts of the policy to our Variable Indexed Options (VIO), which are investment options that provide rates of return that are tied to the performance of the index specified in the “Policy Information” section of your policy (the “Index”) for each Indexed Option subject to the conditions and limitations described in this rider. Additionally, this rider provides various specified levels of protection against declines in the Index. When this rider is in effect, the amount in your Policy Account at any time is equal to the sum of the amounts you then have in our Guaranteed Interest Account (GIA), the investment funds of our Separate Account (SA) under the base policy including the VIO Holding Accounts, and Segment Accounts.

Rider Definitions

In this section, we define certain terms that are used throughout this rider. Additional terms are defined in other provisions of this rider.

Initial Segment Account. This is the initial amount of the Segment Account for a new Segment on the Segment Start Date. It will be determined based on the amount in your VIO Holding Account for the applicable Indexed Option on that date, subject to the conditions in the “Segment” provision of this rider, as follows: (1) We will first make any transfer from your value in the applicable VIO Holding Account to the unloaned portion of our GIA, as described in the “Charge Reserve Amount” provision of this rider. (2) Your remaining value in the applicable VIO Holding Account will then be transferred into the new Segment, subject to any limit we have established on the total amount you can allocate to your Segment for the applicable Indexed Option. The excess, if any, will not be transferred into the new Segment. We reserve the right to establish or change such a limit at any time. However, we will send you advance written notice if we do this. Your Initial Segment Account on the Segment Start Date will then be equal to the amount transferred from the applicable VIO Holding Account into the new Segment.

Segment. A new Segment is established when an amount is transferred from the applicable VIO Holding Account into a new Segment Account within your policy. In order for any amount to be transferred from the applicable VIO Holding Account into a new Segment Account on a Segment Start Date, all of the following conditions must be met on such date:

(1)	the Growth Cap Rate set by us for that Segment must be equal to or greater than the minimum Growth Cap Rate for the applicable Indexed Option, if any, last specified by you;

(2)

there must be sufficient funds available within the unloaned portion of our GIA and the investment funds of our SA under the base policy including the VIO Holding Accounts to cover the Charge Reserve Amount as determined by us on such date;

(3)

the annual interest rate currently being credited on the unloaned portion of our GIA on such date must be less than the Growth Cap Rate we have set for the Segment, reduced by the sum on such date of the current annualized monthly Variable Index Segment Account Charge rate and the current annualized monthly mortality and expense charge rate;

(4)

it must not be necessary, as determined by us on such date, for us to make a distribution from your policy during the Segment Term in order for your policy to continue to qualify as life insurance under applicable tax law. For more information, see the “Policy Distributions – Applicable Tax Law” provision of this rider; and

(5)	the total amount allocated to your Segments for the applicable Indexed Option on such date must be less than any limit we may have established.

If any of the above conditions are not met, no transfer will occur.

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Segment Account. The amount of the Initial Segment Account reduced by any subsequent monthly deductions, partial withdrawals, policy loans, or policy distributions we deem necessary that are allocated to the Segment. Any such reduction in a Segment Account prior to its Segment Maturity Date will result in a corresponding Segment Market Value Adjustment (Segment MVA) to the Segment Account. This Segment MVA may be positive, negative, or zero, corresponding to a decrease, increase, or no change to the Segment Account and to your Policy Account. Segment Accounts are used in calculating policy account values in the determination of death benefits and the net amount at risk for monthly cost of insurance calculations of your policy, and the new base policy face amount    associated with a requested change in death benefit option if applicable.

Segment Index-Linked Return. An amount that is added to the Segment Account on the Segment Maturity Date; this amount is equal to the Segment Index Linked Rate of Return, as described in this rider, multiplied by the Segment Account on the Segment Maturity Date. The Segment Index-Linked Return may be positive, negative, or zero, corresponding to an increase, decrease, or no change to your Policy Account.

Segment Start Date. The date on which a Segment is established. The Segment Start Date is shown in the “Policy Information” section of your policy.

Segment Term. The term for each Segment begins on its Segment Start Date and ends on its Segment Maturity Date.

Segment Market Value Adjustment (Segment MVA). When any portion of a monthly deduction, partial withdrawal, policy loan, or policy distribution is allocated to a Segment, the reduction in the Segment Value, the reduction in the Segment Account, and the Segment MVA will be determined as specified below:

(1)	The Segment Value will be reduced by the allocated portion of the monthly deduction, partial withdrawal, policy loan, or policy distribution on a dollar-for-dollar basis.

(2)	The Segment Account will be reduced by the same percentage that the Segment Value was reduced.

(3)	The Segment MVA will be equal to the reduction in the Segment Account minus the reduction in the Segment Value.

The Segment MVA may be positive, negative, or zero, corresponding to a decrease, increase, or no change to the Segment Account and to your Policy Account.

Segment Maturity Date. The date on which a Segment Term is completed and the Segment Index-Linked Return is added to a Segment Account. The Segment Maturity Date is shown in the “Policy Information” section of your policy.

Segment Maturity Value. This is the Segment Account on the Segment Maturity Date plus the Segment Index-Linked Return for that Segment.

Segment Value. We determine the Segment Value prior to the Segment Maturity Date, based on the estimated current value of financial instruments representing our obligation to provide your Segment Maturity Value on the Segment Maturity Date. Our Segment Value calculation methodology is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered. Segment Values may be greater than, less than, or equal to the corresponding Segment Accounts.

We determine the Segment Value at the end of each business day. The Segment Value that applies on a business day will be the Segment Value determined on that day. The Segment Value that applies on a non-business day will be the Segment Value determined on the next business day.

While Segments are in effect, the Segment Values will be used in place of the Segment Accounts in calculating the amount of the Policy Account value and Net Policy Account Value available for monthly deductions, proportionate surrender charges, if applicable, associated with requested face amount reductions, and other distributions; Cash

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Surrender Value, subject to any applicable base policy surrender charge; Net Cash Surrender Value; maximum loan value, as referred to in the base policy; and in determining whether any outstanding policy loan and accrued loan interest exceeds the Policy Account value.

If any portion of a monthly deduction, partial withdrawal, policy loan, or policy distribution is allocated to a Segment prior to its Segment Maturity Date, the Segment Value will be reduced by the allocated portion of the monthly deduction, partial withdrawal, policy loan, or policy distribution, on a dollar-for-dollar basis.

If the insured person dies during a Segment Term and the Segment Value exceeds the Segment Account, the Segment Value will be used in the place of the Segment Account in the determination of the death benefit under death benefit Option B, if applicable, or if the death benefit is calculated as a percentage of the amount in your Policy Account.

Indexed Option. Indexed Option refers to all Segments subject to the same index, Segment Index-Linked Rate of Return calculation methodology, number of years in a Segment Term, Segment Loss Absorption Threshold Rate, and Guaranteed Participation Rate. The Indexed Options currently available are shown in the “Policy Information” section of your policy.

VIO Holding Account. This is a portion of your Policy Account that holds units of the investment fund of our SA under the base policy that is specified in the “Policy Information” section of your policy. We will establish a separate VIO Holding Account for each Indexed Option that we offer. Net premiums and other amounts allocated or transferred to any Indexed Option will be used to purchase units of this fund, prior to any transfer into a new Segment of such Indexed Option. Such units within each applicable VIO Holding Account will be accounted for separately from any other units of this fund that have been purchased under your policy. Such units of this fund will be redeemed when any amounts are deducted, loaned, transferred, or withdrawn from the applicable VIO Holding Account. Amounts within each VIO Holding Account will be transferred to a Segment of the applicable Indexed Option when the conditions for a new Segment under the “Segment” provision of this rider are met. The amount of your Policy Account in any VIO Holding Account at any time will be equal to the number of units this policy then has in that account multiplied by this fund’s unit value at that time.

Lockout Period. A 12-month period, that we reserve the right to establish, starting on the date there is a deduction from one or more Segments as a result of a partial withdrawal or policy loan.

We may establish a Lockout Period on your policy to prevent partial withdrawal or policy loan behavior that we believe would be disruptive to our investment strategy for providing Indexed Option benefits or result in significantly increased transaction or administrative costs.

We may also establish a Lockout Period on your policy to prevent the removal of amounts from your Segments through partial withdrawals or policy loans and subsequent allocation of those amounts as net premiums or loan repayments into other Segments within a 12-month period.

Any such Lockout Period would be imposed in a uniform manner on all policies meeting specific criteria which would establish in advance.

If a Lockout Period is established (1) no portion of any net premium or loan repayment may be allocated to our VIO, (2) no amount may be transferred to our VIO at your request from you values in our unloaned GIA or any investment funds of our SA under the base policy, and (3) any automatic transfers to our VIO that you have requested will be cancelled. The Lockout Period will begin on the date of any deduction from one or more Segments as a result of a requested policy loan or partial withdrawal (not including any deduction for unpaid accrued loan interest). When the Lockout Period ends, you will again be permitted to allocate loan repayments and net premiums to our VIO, transfer amounts to our VIO and provide new automatic transfer instructions. We will notify you if we establish a Lockout period.

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Rider Cost

Cost of this Rider. There is a monthly Variable Index Segment Account Charge that is part of the monthly deductions from your Policy Account (see the “Monthly Deductions” provision of your policy). The amount of this charge will be based on the total amount of all Segment Accounts while any Segment is in effect. We may change the Variable Index Segment Account Charge from time to time. Any change in such charge will be in accordance with the “Changes in Policy Cost Factors” provision of your policy. The maximum monthly Variable Index Segment Account Charge is shown in the “Table of Maximum Monthly Deductions from Your Policy Account” in your policy. The cost of this rider will apply in any policy year during which a Segment is in effect. Your policy’s monthly mortality and expense charge will also be applicable to the amount of your Policy Account in the VIO Holding Accounts and in any Segment Accounts.

Variable Indexed Options

Your Policy Account in Our VIO. Prior to a Segment Maturity Date, the Policy Account you have in our VIO at any time is equal to the sum of Segment Accounts and any amounts held in each of the VIO Holding Accounts. Amounts may be transferred from any VIO Holding Account to one or more other VIO Holding Accounts, to one or more of the other investment funds of our SA under the base policy, or to the unloaned portion of our GIA, or may be withdrawn from any VIO Holding Account at any time prior to the next Segment Start Date, subject to our normal rules as stated in the provisions of your policy pertaining to these policy transactions. However, once we transfer an amount from a VIO Holding Account into a new Segment on a Segment Start Date, such amount will not be available for requested transfers until the Segment Maturity Date; see the “Transfers” provision of this rider.

On a Segment Maturity Date, we will add a Segment Index-Linked Return to the Segment Account, which will result in the Segment Maturity Value. The Segment Index-Linked Return is equal to the Segment Index-Linked Rate of Return described in this rider, multiplied by the Segment Account on the Segment Maturity Date.

Segment Index Performance Rate. The Segment Index Performance Rate measures the performance of the Index during each Segment Term. The Segment Index Performance Rate is (b) divided by (a) minus one, where:

(a)	is the value of the Index at the close of business on the Segment Start Date; and

(b)	is the value of the Index at the close of business on the Segment Maturity Date.

We determine the value of the Index at the close of business, which is the end of a business day. Generally, a business day is any day the New York Stock Exchange is open for trading. If the New York Stock Exchange is not open for trading or if the Index Value is not published on the Segment Start Date or the Segment Maturity Date, the value of the Index will be determined as of the end of the most recent preceding business day for which the Index Value is published.

Changes to Segments and Indexed Options. We reserve the right to change the Segment Start Date and/or Segment Maturity Date, to change the frequency with which we offer new Segments, to stop offering new Segments, or to temporarily suspend offering new Segments for any Indexed Option. We also reserve the right to add new Indexed Options. We will notify you of any of the above actions we take.

If we suspend the offering of new Segments for an Indexed Option, amounts invested in the applicable VIO Holding Account will remain in that applicable VIO Holding Account until the next Segment Start Date that conditions under the “Segment” provision of this rider are met on or after the date we lift the suspension or until you instruct us to transfer the amounts to one or more other VIO Holding Accounts, to one or more of the other investment funds of our SA under the base policy, or to the unloaned portion of our GIA.

If the offering of an Indexed Option is terminated, amounts in the applicable VIO Holding Account will be transferred to the investment fund of our SA under the base policy that is specified in the “Policy Information” section of your policy. If the terminated Indexed Option is included in your allocation instructions on file, it will be replaced with the investment fund of our SA under the base policy that is specified in the “Policy Information” section of your policy.

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Discontinuation of or Substantial Change to the Index for an Indexed Option. Subject to the approval of the insurance supervisory official of the jurisdiction in which this policy is delivered, we reserve the right to substitute an alternative index if the publication of the Index is discontinued or at our sole discretion, we determine that our use of the Index should be discontinued, or if the calculation of the Index is substantially changed. If the Index were to be discontinued or substantially changed, we may mature the Segments early.

We would calculate the Segment Index-Linked Return by multiplying the Segment Index-Linked Rates of Return (the calculation of which would use adjusted Segment Index Performance Rates that reflect the most recently available closing value of the Index before it was discontinued or changed) by each Segment Account on that date. We will provide notice about maturing the Segment early as soon as feasible.

We will notify you or any assignee on our records of any such substitution, prior to our use of any alternative index.

Segment Index-Linked Rate of Return. The Segment Index-Linked Rate of Return, which may vary by Indexed Option, is described in the “Policy Information” section of your policy. The Guaranteed Participation Rate, the Growth Cap Rate and the Segment Loss Absorption Threshold Rate are components of the Segment Index-Linked Rate of Return and are described below. The Segment Index-Linked Rate of Return is applied only to amounts that remain in a Segment Account until the Segment Maturity Date.

•

The Guaranteed Participation Rate is the percentage of the Segment Index Performance Rate that we will use to determine the Segment Index-Linked Rate of Return. The Guaranteed Participation Rate for each Indexed Option is shown in the “Policy Information” section of your policy.

•	The Growth Cap Rate is generally the maximum rate of return that a Segment Account can earn. Any exceptions are described in the “Policy Information” section of your policy.

•

We will set the Growth Cap Rate for each Segment on or before the Segment Start Date; such rate will not change during a Segment Term. The Growth Cap Rate for each Indexed Option may vary for each Segment; any change in such rate will be in accordance with the “Changes in Policy Cost Factors” provision of your policy. However, such rate will never be less than the Guaranteed Minimum Growth Cap Rate for the applicable Indexed Option shown in the “Policy Information” section of your policy.

In the event that a Growth Cap Rate is set for a new Segment and that rate, reduced by the sum of the current annualized monthly Variable Index Segment Account Charge rate and the current annualized monthly mortality and expense charge rate, is less than or equal to the annual rate of interest currently being credited to the unloaned portion of our GIA on the Segment Start Date, any amount in the VIO Holding Account for the applicable Indexed Option will not be transferred into that new Segment.

•

The Segment Loss Absorption Threshold Rate divided by the Guaranteed Participation Rate is the maximum percentage decline in the Index over the Segment Term that will not result in a reduction in your Policy Account at segment maturity due to such decline of the Index. Any percentage decline in the Index in excess of the Segment Loss Absorption Threshold Rate divided by the Guaranteed Participation Rate will result in a reduction in your Policy Account.

The Segment Loss Absorption Threshold Rate may vary by Indexed Option. The Segment Loss Absorption Threshold Rate and how it affects the calculation of the Segment Index-Linked Rate of Return for each Indexed Option are shown in the “Policy Information” section of your policy. The Segment Loss Absorption Threshold Rate for a Segment will not change during a Segment Term.

Reallocation of the Segment Maturity Value. We will transfer all or a portion of any Segment Maturity Value to any VIO Holding Account, any other investment funds of our SA under the base policy, or the unloaned portion of our GIA in accordance with your direction. Any amount for which you do not provide direction will be transferred to the VIO Holding Account applicable to the Indexed Option of the maturing Segment. Any amount in the applicable VIO Holding Account, excluding any amount transferred to the unloaned portion of our GIA in order to meet the Charge Reserve Amount requirement described in the “Charge Reserve Amount” provision of this rider, will be transferred to a new Segment on the next available Segment Start Date, subject to other requirements, conditions, and limitations described in this rider.

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We have the right to restrict future allocations to one or more Indexed Options. If this occurs, all Segments for the restricted Indexed Options which are outstanding as of the effective date of the restriction will continue until their respective Segment Maturity Dates in accordance with the terms of this rider. As each Segment matures, the applicable Segment Maturity Value will be transferred to the unloaned portion of our GIA and/or to one or more investment funds in our SA under the base policy, including any available VIO Holding Accounts, at your direction. If no directions are received or if we cannot complete the transfer according to your direction, we will transfer the applicable Segment Maturity Value to the investment fund shown in the “Policy Information” section of your policy.

Effect of this Rider on Policy Provisions

Monthly Deductions. While a Segment is in effect, monthly deductions (including any proportionate surrender charge, if applicable, associated with a requested face amount reduction effective at the beginning of a policy month) will not be allocated as specified in the “Allocations” provision of your policy. Instead, the monthly deductions will be made as follows:

The monthly deduction allocations will be changed so that the entire amount of each deduction will be taken from the unloaned portion of our GIA while any Segment is in effect. In the event that your value in the unloaned portion of our GIA is insufficient to fully cover monthly deductions while a Segment remains in effect during a Segment Term, then the remaining deductions will be made as specified below.

(a)

We will take as much of the remaining portion of the monthly deductions as possible pro-rata from your values in the VIO Holding Accounts and your values in the other investment funds of our SA under the base policy.

(b)

If your values in the unloaned portion of our GIA and the investment funds of our SA under the base policy including the VIO Holding Accounts are insufficient to cover the total monthly deductions, the remaining amount of the deductions will then be allocated to any Segments then in effect on a pro-rata basis, based on the current Segment Values of such Segments. Such deduction of the amount allocated to any Segment will cause a corresponding Segment MVA to the Segment Account.

These modifications to the deduction allocation rules specified in the “Allocations” provision of your policy will only apply while at least one Segment is in effect.

Charge Reserve Amount. We will require that a minimum amount of your Policy Account, called the Charge Reserve Amount, be available in the unloaned portion of our GIA on the Segment Start Date. The Charge Reserve Amount will be determined as an amount projected to be sufficient to cover all monthly deductions for your policy during the Segment Term, assuming at the time such calculation is made that no interest or investment performance is credited to or charged against your Policy Account and that no policy changes or additional premium payments are made. The Charge Reserve Amount will be determined on each applicable Segment Start Date, and any necessary transfers to supplement the amount in the unloaned portion of our GIA in order to meet this requirement will take effect on that date. There will be no charge for this transfer. Any such transfer from your values in the investment funds in our SA under the base policy including any value in the VIO Holding Accounts to meet this requirement will be made in accordance with your direction if your base policy permits you to specify deduction allocation percentages. If we do not receive such direction, if we cannot transfer such amount on the basis of your directions, or if your base policy does not permit you to specify deduction allocation percentages, we will make such transfer pro-rata from your values in the VIO Holding Accounts and your values in the other investment funds of our SA under the base policy. If your values in the investment funds of our SA under the base policy including the VIO Holding Accounts, and the unloaned portion of our GIA are insufficient to cover the Charge Reserve Amount on the Segment Start Date, the amount in the VIO Holding Account will not be transferred into a new Segment.

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The Charge Reserve Amount will be reduced by each subsequent monthly deduction during the Segment Term, although it will never be less than zero. The Charge Reserve Amount is a reference value only, which is utilized as described in this rider. It is not used to determine actual monthly deductions, policy account values, or cash surrender values during a Segment Term.

The Charge Reserve Amount may not be sufficient to cover actual monthly deductions during a Segment Term. Actual monthly deductions may vary during a Segment Term due to requested policy changes, additional premium payments, the investment performance of the funds in our SA under the base policy, policy loans, partial withdrawals, and any changes we might make to current policy charges.

Policy Loans. When this rider is in effect, and if your base policy permits you to tell us how policy loans are allocated, then you may tell us how much of a requested loan is to be allocated to your values in our VIO, your unloaned value in our GIA, and your value in each investment fund of our SA under the base policy. Unless otherwise specified in this rider, the loan provisions of your base policy will apply.

Any portion of a requested policy loan allocated to the VIO based on your instructions will be deducted from the values in the VIO Holding Accounts and the individual Segments on a pro-rata basis, based on the values in the VIO Holding Accounts and the current Segment Value of each Segment.

If a Segment is in effect and (1) your base policy does not permit you to tell us how policy loans are allocated; (2) you do not tell us how a requested loan is to be allocated to the values in your policy; or (3) we cannot deduct the loan from your values in our VIO, your unloaned value in our GIA excluding any remaining Charge Reserve Amount, and your values in the investment funds of our SA under the base policy based on your directions, the loan will be allocated as follows:

(a)

We will first deduct as much of the loan as possible pro-rata from the values in your VIO Holding Accounts, your values in the other investment funds of our SA under the base policy, and the unloaned portion of our GIA, excluding any remaining Charge Reserve Amount.

(b)

If your values in the investment funds of our SA under the base policy including the VIO Holding Accounts, and your value in the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, are insufficient to cover the entire loan, we will then deduct as much of the remaining amount of the loan as possible from the individual Segments then in effect on a pro-rata basis, based on the current Segment Value of each Segment. The amount of any loan that we deduct from a Segment will be transferred to the loaned portion of our GIA.

(c)

If your values in the investment funds of our SA under the base policy including the VIO Holding Accounts, your value in the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, and the Segment Values are still insufficient to cover the entire loan, the remaining amount of the loan will be deducted from the unloaned portion of our GIA, including any Charge Reserve Amount.

If a policy loan results in a deduction from one or more Segments, we reserve the right to establish a Lockout Period as defined in the “Rider Definitions” section of this rider. If this occurs, we will notify you of the date the Lockout Period begins and when it ends. The notice will also include the definition of the Lockout Period.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation rules described in the “Monthly Deductions” provision of this rider.

Any portion of a loan or unpaid loan interest deducted from an individual Segment will cause a corresponding Segment MVA to the Segment Account.

On each policy anniversary, and at any time you repay all of the policy loan, we will allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our Separate Account under the base policy including the VIO Holding Accounts, and the unloaned portion of our GIA in accordance with your premium allocation percentages.

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Loan Repayments. Unless otherwise specified in this rider, the loan repayment provisions of your policy will apply. Loan repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. Any portion of an additional loan repayment allocated to our VIO at your request if your policy permits requested allocations of loan repayments, or on the basis of the premium allocation percentages then in effect will be transferred from your value in the loaned portion of our GIA to the applicable VIO Holding Accounts.

Policy Distributions—Applicable Tax Law. As stated in your policy, we reserve the right to make distributions, which, in our opinion, we deem necessary to continue to qualify your policy as life insurance under applicable tax law. If on any Segment Start Date we determine that a distribution will become necessary to maintain the policy’s qualification as life insurance during a Segment Term, a new Segment will not be established. If a distribution subsequently becomes necessary while a Segment is in effect, we will make such distribution as follows:

(a)

We will first deduct as much of the distribution as possible pro-rata from any values in the VIO Holding Accounts, your values in the other investment funds of our SA under the base policy, and the unloaned portion of our GIA, excluding any remaining Charge Reserve Amount.

(b)

If your values in the investment funds of our SA under the base policy including the VIO Holding Accounts, and the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, are insufficient to cover the entire distribution, we will then deduct as much of the remaining amount of the distribution as possible from the individual Segments then in effect on a pro-rata basis, based on the current Segment Values of the Segments. Such deductions will cause a corresponding Segment MVA of each Segment Account.

(c)

If your values in the investment funds of our SA under the base policy including the VIO Holding Accounts, the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, and the Segment Values are still insufficient to cover the entire distribution, the remaining amount of the distribution will be allocated to the unloaned portion of our GIA, including any remaining Charge Reserve Amount.

Transfers. Unless otherwise specified in this rider, we will transfer amounts to and from your values in our unloaned GIA, the VIO Holding Accounts, and any other investment funds of our SA under the base policy in accordance with your direction and the rules specified in the “Transfers” provision of your policy.

At your written request to our Administrative Office, we will transfer amounts from your values in any investment funds of our SA under the base policy including the VIO Holding Accounts to one or more other investment funds available under the base policy including the VIO Holding Accounts. Any such transfer will take effect on the business day we receive your written request at our Administrative Office.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA, excluding any remaining Charge Reserve Amount if any Segment is in effect on the transfer effective date, to any investment funds of our SA under the base policy including the VIO Holding Accounts. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request that is received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greatest of (a) $500, (b) 25% of the unloaned value in the GIA on the transfer effective date and (c) the amount transferred from your unloaned value in our GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA, excluding any remaining Charge Reserve Amount.

A requested transfer out of an existing Segment in our VIO will not be permitted prior to the Segment Maturity Date.

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Partial Withdrawal. When this rider is in effect, and if your policy permits you to tell us how partial withdrawals are allocated, then you may tell us how much of a requested partial withdrawal is to be allocated to your values in our VIO, your unloaned value in our GIA, and your value in each investment fund of our SA under the base policy. Unless otherwise specified in this rider, the provisions for partial withdrawals of Net Cash Surrender Value or Net Policy Account Value of your base policy will apply.

Any portion of a requested partial withdrawal allocated to the VIO based on your instructions will be deducted from the values in the VIO Holding Accounts and the individual Segments on a pro-rata basis, based on the values in the VIO Holding Accounts and the current Segment Value of each Segment.

If a Segment is in effect and (1) your policy does not permit you to tell us how partial withdrawals are allocated; (2) you do not tell us how a requested partial withdrawal is to be allocated to the values in your policy; or (3) we cannot deduct the partial withdrawal from your values in our VIO, your unloaned value in our GIA excluding any remaining Charge Reserve Amount, and your values in the investment funds of our SA under the base policy based on your directions, the partial withdrawal will be allocated as follows:

(a)

We will first deduct as much of the partial withdrawal as possible pro-rata from the values in your VIO Holding Accounts, your values in the other investment funds of our SA under the base policy, and the unloaned portion of our GIA, excluding any remaining Charge Reserve Amount.

(b)

If your values in the investment funds of our SA under the base policy including the VIO Holding Accounts, and your value in the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, are insufficient to cover the entire partial withdrawal, we will then deduct as much of the remaining amount of the partial withdrawal as possible from the individual Segments then in effect on a pro-rata basis, based on the current Segment Value of each Segment.

(c)

If your values in the investment funds of our SA under the base policy including the VIO Holding Accounts, your value in the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, and the Segment Values are still insufficient to cover the entire partial withdrawal, the remaining amount of the partial withdrawal will be deducted from the unloaned portion of our GIA, including any Charge Reserve Amount.

If a partial withdrawal results in a deduction from one or more Segments, we reserve the right to establish a Lockout Period as defined in the “Rider Definitions” section of this rider. If this occurs, we will notify you of the date    the Lockout Period begins and when it will end. This notice will also include the definition of the Lockout Period.

Any portion of a partial withdrawal deducted from an individual Segment will cause a corresponding Segment MVA to the Segment Account.

Face Amount Increases. If your policy or any applicable rider allows face amount increases and you request a face amount increase during a Segment Term, the rules of the policy or applicable rider for such increase will apply. However, when a face amount increase is requested during a Segment Term, we will recalculate the Charge Reserve Amount and require that such amount be available in the unloaned portion of our GIA on the effective date of the increase. For such increase, the Charge Reserve Amount will be determined as an amount projected to be sufficient to cover all monthly deductions for your policy and any applicable rider during the longest remaining Segment Term on the effective date of the increase, assuming at the time such calculation is made that no interest or investment performance is credited to or charged against your Policy Account and that no further policy changes or additional premium payments are made. Any necessary transfers to supplement the amount in the unloaned portion of our GIA in order to meet the requirement of such Charge Reserve Amount will take effect on the effective date of the face amount increase. There will be no charge for this transfer. Any such transfer from your values in the investment funds in our SA under the base policy including any value in the VIO Holding Accounts to meet this requirement will be made in accordance with your direction if your base policy permits you to specify deduction allocation percentages. If we do not receive such direction, if we cannot transfer such amount on the basis of your directions, or if your base policy does not permit you to specify deduction allocation percentages, we will make such transfer pro-rata from your values in the VIO Holding Accounts and your values in the other investment funds of our SA under the base policy. If your values in the investment funds of our SA under the base policy including

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the VIO Holding Accounts, and the unloaned portion of our GIA are insufficient to cover the Charge Reserve Amount, we will decline your request to increase the face amount.

How, When and What We May Defer. We may not be able to obtain the value of the assets in the VIO Holding Accounts or Segment Accounts if (1) the New York Stock Exchange is closed for trading; (2) the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical; or (3) the Index Value is not published. During such times, we may defer:

(1)	Determination and payment of partial withdrawals (except when used to pay premiums to us);

(2)	Determination and payment of any death benefit in excess of the face amount and the face amount of the Integrated Term Insurance Rider, if applicable;

(3)	Payment of policy loans (except when used to pay premiums to us);

(4)	Determination and payment of Net Cash Surrender Value pursuant to cancellation or surrender of the base policy;

(5)	Determination of the unit values of the investment funds of our SA under the base policy and values associated with the VIO; and

(6)	Any requested transfer.

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General Provisions

Our Separate Account Under This Rider. Amounts allocated to our VIO are held in our Separate Account for the Variable Indexed Options Rider shown in the “Table of Additional Benefit Riders” in your policy. We have established this Separate Account and maintain it in accordance with the laws of 3[New York]. Income, and realized and unrealized gains and losses from the assets of this Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this Separate Account to support your policy and other life insurance policies. The assets of this Separate Account are our property. We may transfer assets of this Separate Account in excess of reserves and other liabilities with respect to such account to another separate account or to our General Account.

We have the right, subject to compliance with applicable law, to: (1) add new separate accounts to be used for the same purpose as this Separate Account; (2) to divide this Separate Account into two or more separate accounts to be used for the same purpose; and (3) to combine this Separate Account with any other separate account that is used for the same purpose.

We have the right to invest the assets of this Separate Account in any legal investments. We will rely upon our own or outside counsel for advice in this regard.

Other Additional Benefit Riders or Endorsements. If other additional benefit riders or endorsements are attached to your policy, refer to the “Policy Information” section of your policy for any applicable information regarding the effect of this rider on such additional benefit riders or endorsements, or the effect of such additional benefit riders or endorsements on this rider.

When This Rider Will Terminate. This rider will terminate on the earliest of the following dates:

(1)	on the date of the insured person’s death;

(2)	on the date your policy ends without value at the end of a Grace Period, is given up for its Net Cash Surrender Value, or otherwise terminates;

(3)	on the effective date of the election of any Paid-Up No Lapse Guarantee and

(4)	on the date your policy goes on Loan Extension or Policy Continuation.

Our Annual Report to You. In this provision of your policy, the reference to “the value you have in our GIA and in each investment fund of any SA available under this policy” is deemed to mean “the value you have in our VIO, in our GIA, and in any investment fund of our SA.” General. This rider is part of your policy. Its benefit is subject to all the terms of this rider and your policy. All provisions of your policy will continue to apply except as specifically modified by this rider.

2[EQUITABLE FINANCIAL LIFE INSURANCE COMPANY]

1[

Mark Pearson, Chairman of the Board	Jose R. Gonzalez, Chief Legal Officer
and Chief Executive Officer	and Secretary]

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